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                                 AGREEMENT

                         FOR PROVISION OF SERVICES


             THIS AGREEMENT FOR THE PROVISION OF SERVICES (the "Agreement") is entered into effective November 23, 1998, between CALIFORNIA FEDERAL BANK, A FEDERAL SAVINGS BANK ("Cal Fed") and Golden State Management Inc. ("GSM"), a Delaware corporation, in reference to the following facts and understandings:


                                 RECITALS

             WHEREAS, Cal Fed and GSM mutually benefit from performance of services by Cal Fed for Golden State Bancorp Inc.and its subsidiaries:

             NOW THEREFORE, in consideration of the foregoing, and of their mutual covenants herein, and intending to be legally bound thereby, the parties agree as follows:


                                AGREEMENT

     1.  Services

             1.1 Services Provided. Cal Fed shall, upon the request of GSM, and subject to the availability of resources and personnel on the part of the Cal Fed, provide GSM with such services as may be agreed between the parties in the manner set forth in this Agreement. All services between the parties that are not the subject of other separate written agreements between the parties shall be governed by the terms and conditions of this Agreement.

             1.2 Compliance with Laws, Regulations, Policies and Procedures. The services provided by Cal Fed to GSM shall comply with all applicable laws and regulations, and, except as may be otherwise specifically agreed by the parties, shall conform to all of the internal policies and procedures of Cal Fed and GSM that are applicable to such services.

             1.3 Operating Rules. The provision of services under this Agreement, to the extent not inconsistent with the terms of this Agreement, shall be governed by a set of "Operating Procedures," established by the mutual agreement of the parties, a copy of which is attached to this Agreement as Exhibit A. The Operating Procedures may be amended from time to time with the written agreement of all the parties.

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       2. Compensation. In consideration of the services provided pursuant to this Agreement, GSM shall pay Cal Fed fees in amounts and in such a manner as may be established under the Operating Procedures and such other documents and agreements adopted thereunder.

       3. Independent Contractor. Cal Fed is, and shall be, considered for all purposes to be an independent contractor of GSM. Cal Fed recognizes and agrees that as an independent contractor, it, its employees, agents and representatives shall not be eligible to participate in any of GSM's employee benefits or similar programs, and the exclusive consideration payable by GSM to Cal Fed for the provision of products and services hereunder shall be as set forth in Section 2 of this Agreement.

       Cal Fed shall select its own employees, agents and representatives to provide services to GSM pursuant to this Agreement who shall be and act under the exclusive supervision and control of Cal Fed and who shall not be, or deemed for any purpose to be, employees or agents of GSM. Cal Fed is solely and exclusively responsible for determining and adhering to the terms and conditions of hiring, employment or engagement of itself, and its employees, agents and representatives, including hours of work, rates and payment of compensation and benefits, and the payment, reporting, collection, withholding and deduction of all federal, state and local taxes.

       4. Powers of Attorney. Each party agrees to designate one or more of the employees, officers, or representatives of another party as its agent-in-fact under a limited power of attorney, in a form agreeable to both parties and their legal counsel, as may be necessary or appropriate to facilitate the performance of the services provided under this Agreement.

       5. Indemnification. GSM shall defend and indemnify Cal Fed against and hold it harmless from any and all claims made by third parties for loss or damage arising directly or indirectly from any and all services and products provided by Cal Fed to GSM pursuant to this Agreement, except those claims that result from the knowing and willful misconduct of Cal Fed or the gross negligence of Cal Fed. In the foregoing sentence the words "loss or damage" include, but are not limited to: (1) loss or damage arising directly or indirectly from any actions or omissions of any employee or authorized representative of Cal Fed and; (2) the value of time spent, reasonable attorney's fees and other fees incurred in defending a claim.

       6. Term of Agreement. This Agreement shall be effective for five (5) years from the date hereof.

       7. Notices. Except as provided in the Operating Procedures, all notices, requests, demands, payments or other communications under this Agreement shall be in writing and shall be deemed to have been given upon personal delivery to a party's designated representative.


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       8. Confidentiality. All information disclosed by one party to another party under the terms of this Agreement, except such information as may be generally available to the public or the thrift and banking industries, is and will be kept confidential unless its disclosure is required by law or is required to be submitted to the regulatory supervisor(s) of the affected party.

       9. Breach. Upon the breach of any obligation under this Agreement by either party, the aggrieved party shall give to the breaching party prompt written notice of such breach, which notice shall specify the exact nature of the breach. If this Agreement is terminated, the right of the aggrieved party to any damages for such breach shall not be prejudiced.

       10. Integration: Amendments. This Agreement, including its attached exhibits, contains the entire agreement among the parties with respect to its subject matter, and supersedes all prior oral or written agreements, understandings, representation and communications. No amendments can be made to this Agreement except by a writing signed by both of the parties.

       11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

       12. Termination. Either party may terminate this Agreement upon at least 30 days prior written notice given to the other party.

       13. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

       14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument, and any party may execute this Agreement by signing any such counterpart.

             IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written by their duly authorized officers.


CALIFORNIA FEDERAL BANK,                        GOLDEN STATE
A Federal Savings Bank                          MANAGEMENT INC.,
                                                A Delaware Corporation



By:   /s/ Eric K. Kawamura                      By:   /s/ Renee Nichols Tucei
   ----------------------------                    ----------------------------




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                                   AGREEMENT
                         FOR THE PROVISION OF SERVICES

                                   EXHIBIT A

                              OPERATING PROCEDURES
                          Effective November 23, 1998

The following Operating Procedures have been adopted by California Federal Bank, A Federal Savings Bank ("Cal Fed") and Golden State Management Inc. ("GSM"), a Delaware corporation, to the provisions of the AGREEMENT FOR THE PROVISION OF SERVICES (the "Agreement") dated effective on November 23, 1998.


1.  GENERAL MATTERS

The purpose of these Operating Procedures is to establish the procedural basis for the provision of services between the parties pursuant to the Agreement. While the majority of all services rendered will be provided pursuant to the Agreement and these Operating Procedures ("general services" arrangements), the parties acknowledge that certain services are and may be governed by separate written agreements and not by the Agreement and these Operating Procedures ("transactional" arrangements). The parties agree that all services that are not subject to separate written agreement shall be governed by the Agreement and these Operating Procedures.


2.  SERVICE SCHEDULES

              Services provided under the Agreement shall be documented for each six-month period beginning on January 1 and July 1 of each calendar year.(1) The documentation shall consist of two schedules agreed to among the parties describing the services rendered and the amounts to be charged therefor. At the beginning of each six month period described above, the parties shall agree to a preliminary Services Schedule which shall set forth the parties' good faith agreed estimates for the services to be provided during such six month period and the estimated compensation to be paid for such services. As soon as practicable following the completion of such six month period, the parties shall agree to a final Services Schedule which shall describe the actual services provided during the six month period just ended and the agreed compensation therefor.



-------------------------------

(1) However, the initial services period shall cover the period from September 14, 1998 through June 30, 1999.


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3.  PROVISION OF SERVICES

Unless specified in a Services Schedule or in a separate written agreement among the affected parties, the services described in a Services Schedule shall be performed in accordance with the terms, conditions, rules and procedures provided in these Operating Procedures and the Agreement.


4.  APPROVALS

Each preliminary and final Services Schedule must be approved by each party.


5.  COMPENSATION FOR SERVICES

       5.1 Payment for Services. On or before the first day of each calendar month during the period covered by the Services Schedule, GSM shall pay Cal Fed the amount identified in the preliminary Services Schedule to be due for services estimated to be provided as of the date of the payment. (Should a preliminary Services Schedule be unavailable for any particular month, the preliminary Services Schedule for the immediately preceding six month period shall be used.) On the date on which the parties agree to the final Services Schedule (as provided in Paragraph 2 above), GSM shall pay Cal Fed any remaining amount due under the final Services Schedule; or Cal Fed shall reimburse GSM for any overpayment.

       5.3 Basis of Charges. Services shall be provided on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to Cal Fed as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of comparable transactions, services shall be provided on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies. The parties expect that, in the absence of comparable transactions with other nonaffiliated companies, compensation terms will cover Cal Fed's costs and include a reasonable profit for Cal Fed. In all circumstances, GSM agrees to pay Cal Fed compensation sufficient to satisfy all applicable regulatory requirements, including, but not limited to, Section 11 of the Home Owners' Loan Act, Section 23A and 23B of the Federal Reserve Act, and Section 30 of the Federal Deposit Insurance Act.

       5.4 Cost Allocation and Documentation. Where charges to GSM are based on the cost to Cal Fed, the allocation of the costs of the services provided under the Agreement by Cal Fed shall be governed, to the greatest extent practicable, by a specific accounting of the services provided to GSM and documented costs of providing such services. Appropriate measures for such allocations will depend on the nature of the services being provided, but might include, as appropriate, comparisons of numbers of employees or accounts served, number of transactions

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performed, assets managed, time expended by staff on such services, or equipment costs attributable to providing such services.

6.  REGULATORY OVERSIGHT

Each party acknowledges that the arrangements governed by these Operating Procedures are subject to the regulatory oversight of the Department of the Treasury, Office of Thrift Supervision (the "OTS"), the Board of Governors of the Federal Reserve System (the "Board") and the Federal Deposit Insurance Corporation (the "FDIC"). Each of the parties agrees to cooperate in any regulatory inquiries into these arrangements. Further, each party agrees that it will consent to any adjustment to or reversal of any charges under the Agreement necessary or appropriate to comply with the authorized mandate of the OTS, the Board, or the FDIC.


8.  AMENDMENTS

These Operating Procedures may be amended from time to time by the mutual written agreement of the parties. A copy of all amendments to the Operating Procedures shall be attached to the Agreement.


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